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                                                                  Exhibit 10.5


May 13, 1996



Mr. Michael Laven
2234 Vallejo Street
San Francisco, CA  94123

Dear Michael:

I am very pleased to offer you the position of Vice President, Worldwide Field Operations at Infinity. In this position, your primary responsibility will be management of Infinity's world-wide sales and support activities.

Below please find the terms of Infinity's offer:

Status: Full-time exempt, reporting directly to Roger Lang, Chief Executive Officer

Title: Vice president, Worldwide Field Operations

RESPONSIBILITIES: In the capacity of Vice President, Worldwide Field Operations you will have the following initial responsibilities:

      -    structuring a sales and support commission plan

      - managing all field operations, including sales, support and consulting

      -    developing a sales and support training plan

      - working with the CEO and Director of Marketing to develop overall business plan

      - upholding Infinity's reputation for integrity as an officer of the company

SALARY AND BONUS: You shall receive a base salary of $12,500 per month ($150,00 per annum). You will further receive a Guaranteed Bonus of $7,500 per quarter payable in arrears. In addition you will be eligible for an Annual Incentive Bonus of $120,000 based on Infinity's achievement of it's annual financial goals. For FY1996 you will receive a bonus payable under Infinity's 1996 Executive Incentive Plan based on Infinity's performance as to revenue and pre-tax profit margins relative to its existing financial annual plan. Your target and maximum bonus for 1996 under that plan will be $120,000. If Infinity achieves but does not exceed its annual financial plan in 1996 as to pre-tax profit margin and revenue, you would receive 70% of your target bonus or a bonus or $84,000. For FY 1997 and all subsequent years the Annual Incentive Bonus plan will be determined in advance by the CEO. The Annual Incentive Bonus will be paid at such times determined by the Infinity Board of Directors for each of the participating members of Infinity's management.

OTHER BENEFITS: As a full-time employee, you will be eligible for all benefits as described in the Infinity Employee Benefits Summary. Please feel free to contact Susan Coleman at 415/940-6107 if you have further questions about any of these benefits.
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Mr. Michael Laven
May 13, 1996
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VACATION: Infinity offers 15 days per annum of years one through five of employment and 20 days per annum for years six and beyond. Further information and a complete list of observed US holidays can be found in the Employee Handbook.

EQUITY: A stock option grant of 120,000 shares has been approved by the Infinity Board at an exercise price of $8.00 per share. These options will vest in accordance with Infinity's standard vesting policy whereby 25% of the options become exercisable after one (1) year of employment and the balance of the option shares vest in equal monthly installments over the next three (3) years so that the option is fully exercisable after four (4) years from the date of grant. If Infinity is acquired within two (2) years of the date of original option grant, the vesting on your options (both ISO and non-qualified) will be accelerated so that the options will be exercisable as to 50% of the underlying shares at the closing of such acquisition. Based on Internal Revenue Code limitations, this grant will be an incentive stock option as to 50,000 of the shares subject to this option (12,500 of the shares that vest each year) and a non-qualified stock option for the balance of the shares subject to this option. Please contact Susan Coleman at 415/940-6107 for further details about the stock option program and vesting provisions.

In accepting this offer letter by signature below, you also confirm that you are not subject to any agreement with your present or former employers (e.g. non-compete agreements) that would prohibit your acceptance of this offer or your performance of any of the responsibilities defined in this offer or contemplated in the future during your employment with Infinity.

SEVERANCE: Employment with Infinity is at-will and may be terminated by either party at any time, with or without cause. This offer letter is not a contract, and the above outlined terms may be reviewed and modified by Infinity at any time. This offer will remain valid until May 14, 1996. As evidence of your acceptance, please sign below and return this letter to Susan Coleman in Human Resources. The enclosed copy is for your records.

We are anxious to have you as a full-time member of the Infinity team, and are eager to receive a positive response as soon as possible.

Best regards,




Susan Coleman
Human Resources, Manager

Enclosures
   -  as above


Agreed and Accepted:                                         Date:
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Anticipated Start Date:
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